Exhibit 4.10

HERLEY INDUSTRIES, INC.

AMENDED AND RESTATED 2010 STOCK PLAN

Amended and Restated as of February 20, 2012

I. GENERAL PROVISIONS

A. PURPOSE OF THE PLAN

This 2010 Stock Plan (the “Plan”) is intended to promote the interests of KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (“Corporation”), by providing Eligible Persons (as defined in Section I(D) below) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to continue in such employ or service.

Unless otherwise defined herein, all capitalized terms shall have the meaning assigned to them in the attached Appendix.

B. STRUCTURE OF THE PLAN

The Plan shall be divided into two (2) separate equity programs:

(i) the Option Grant Program under which Eligible Persons may, at the discretion of the Board, be granted options to purchase Shares of Common Stock, thereby becoming Optionees.

(ii) the Stock Issuance and Restricted Stock Unit Program under which Eligible Persons may, at the discretion of the Board, be issued shares of common stock directly, through the immediate purchase of such shares, as a bonus for services rendered to the Corporation (or any Parent or Subsidiary), or the grant and vesting of Restricted Stock Units (RSUs), thereby becoming Participants.

The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

C. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Corporation’s Board of Directors (“Board”), or in the discretion of the Board, a committee consisting of no less than two Non-Employee Directors or persons meeting such other requirements as may be imposed by Rule 16(b) under the 1934 Act (“Committee”).

The Board or Committee shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Board shall be final and binding on all parties who have an interest in the Plan or any option or stock issuance thereunder.

D. ELIGIBILITY

The persons eligible to participate in the Plan (“Eligible Persons”) are:

1. Officers, directors, employees and consultants; and

2. Consultants and other independent advisors who provide services to the Corporation, or any parent or subsidiary of the Corporation.

Awards or Grants may be granted after March 30, 2011 to individuals who were not employed by the Corporation, or its subsidiaries, on March 30, 2011.  Notwithstanding the foregoing, individuals who were employed by Herley Industries, Inc. on March 30, 2011 may also be granted Awards or Grants under the Plan.

Notwithstanding the foregoing, the following limitations shall apply:

1. Incentive Options may only be granted to Employees other than the Chairman, Chief Executive Officer and directors.

2. Nothing in this Plan, as amended extends the time during which Shares of Common Stock are available for Awards or Grants beyond the period when they would have been available under the Plan as it existed on the date prior to March 30, 2011.

3. To the extent required by NASDAQ Listing Rule 5635 and IM-5635-1, Awards or Grants after March 30, 2011 may not be granted to individuals who were employed by or providing services to the Corporation, or its subsidiaries, on March 30, 2011.

The Board or Committee shall have full authority to determine, (i) with respect to the grants made under the Option Grant Program, described in Article Two below, which Eligible Persons are to receive the option grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Qualified Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, and (ii) with respect to stock issuances or RSU Awards made under the Stock Issuance and Restricted Stock Unit Program, described in Article Three, which Eligible Persons are to receive such stock issuances or RSU Awards, the time or times when those issuances or RSU Awards are to be made, the number of shares or RSU Awards to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares or awarded RSUs and the consideration to be paid by the Participant for such shares or RSUs.

The Board or Committee shall have the absolute discretion either to grant options in accordance with the Option Grant Program, to issue stock in accordance with the Stock Issuance Program, or to award RSUs in accordance with the Restricted Stock Unit Program.

E. STOCK SUBJECT TO THE PLAN

The stock issuable under the Plan shall be shares of the Corporation’s authorized but unissued or reacquired common stock.  Notwithstanding the foregoing, no more than 503,704 shares of Common Stock may be issued under the Plan after March 30, 2011, adjusted as described below.

Shares of common stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full, or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two.  Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the option exercise or direct issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of common stock reserved for issuance under the Plan.  Shares of common stock subject to outstanding RSU Awards shall be available for subsequent issuance under the Plan to the extent that the shares are subject to Awards that (i) have been terminated, expired unexercised, forfeited or settled in cash; (ii) have been retained by the Corporation in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award; or (iii) otherwise do not result in the issuance of Shares of Common Stock in connection with payment or settlement of an award.

If there is any change to the common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Corporation’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option or Award in order to prevent the dilution or enlargement of benefits thereunder.

II. OPTION GRANT PROGRAM

A. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Board, and which shall be subject to the provisions of the Plan.

1. Exercise Price.

a. The exercise price per share shall be fixed by the Board in accordance with the following provisions:

(i) The exercise price per share shall not be less than the Fair Market Value per share of common stock on the option grant date.

(ii) If the Optionee is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of common stock on the option grant date for Incentive Options.

b. The exercise price is payable in cash or check made payable to the Corporation upon exercise of the option, subject to the provisions of Section I of Article Four and the documents evidencing the option.  If the common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (“34 Act”) at the time the option is exercised, then the exercise price may also be paid as follows:

(i) in shares of common stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (x) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (y) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the foregoing sale and remittance procedure is used, payment of the exercise price for the purchased shares must be made on the Exercise Date.

2. Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Board or Committee and set forth in the documents evidencing the option grant.  However, no option shall have a term in excess of five (5) years measured from the option grant date.

3. Effect of Termination of Service.

a. The following provisions shall govern the exercise of any vested option held by the Optionee at the time of cessation of Optionee’s employment or rendering of services to the Corporation (collectively “Service”) or death:

(i) Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each option held by such Optionee to the extent exercisable on the date of such termination.

(ii) Should Optionee’s Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee to the extent exercisable on the date of such termination.

(iii) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance shall have a twelve (12)-month period following the date of the Optionee’s death to exercise such option to the extent exercisable on the date of such termination.

(iv) Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v) All vested options shall terminate upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term.

b. The Board or Committee shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as it shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of common stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

4. Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person exercises the option, pays the exercise price and becomes the recordholder of the purchased shares.

5. Limited Transferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or, following the Optionee’s death, by the laws of descent and distribution.

B. CORPORATE TRANSACTION

1. All unvested options shall automatically vest in full if and when either of the following stockholder approved transactions to which the Corporation is a party are consummated: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation. However, the shares subject to an outstanding option shall not vest on such an accelerated basis if and to the extent: (i) such option is assumed by the successor corporation (or parent thereof) in the Corporate Transaction or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Board or Committee at the time of the option grant.

2. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

3. The Board or Committee shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure one or more options so that those options shall automatically accelerate and vest in full (and any repurchase rights of the Corporation with respect to the unvested shares subject to those options shall immediately terminate) upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed in the Corporate Transaction.

4. The Board or Committee shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on basis should the Optionee’s Service terminate by reason of the Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than misconduct (“Involuntary Termination”) within a designated period (not to exceed one year) following the effective date of any Corporate Transaction in which the option is assumed and the repurchase rights applicable to those shares do not otherwise terminate.  Any option so accelerated shall remain exercisable for the fully-vested option shares until the expiration or sooner termination of the option term.

5. The portion of any Incentive Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000.00) limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

6. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III. STOCK ISSUANCE PROGRAM

A. STOCK ISSUANCE TERMS

Shares of common stock may be issued at the discretion of the Board or Committee under the Stock Issuance Program through direct and immediate issuances without any intervening option grants.  Each such stock issuance shall comply with the terms specified below.

1. Issuances.

Shares of common stock may be issued under the Stock Issuance Program for past or future services rendered, or to be rendered, to the Corporation (or any Parent or Subsidiary) as the Board may deem appropriate in each individual instance.

2. Vesting Provisions.

a. Shares of common stock issued under the Stock Issuance Program shall vest at the discretion of the Board or Committee.

b. The Participant shall have full stockholder rights with respect to any shares of common stock issued to the Participant under the Stock Issuance

Program. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

B. RESTRICTED STOCK UNIT AWARDS (RSU Awards)

1. Grant.

The Board may grant Restricted Stock Unit Awards (RSU Awards) to Eligible Persons, in all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan.  The Board shall establish as to each RSU Award the number of Shares deliverable or subject to the Award (which number may be determined by a written formula), and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse, and the Participant shall receive Unrestricted Shares (or cash to the extent provided in the Award Agreement) in settlement of the Award. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability, and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Board, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Corporation, individual, group, or divisional performance criteria, corporation performance, or other criteria selection by the Board.  The Board may make RSU Awards with or without the requirement for payment of cash or other consideration.  In addition, the Board may grant Awards hereunder in the form of Unrestricted Shares which shall vest in full upon the Grant Date or such other date as the Board may determine or which the Board may issue pursuant to any program under which one or more Eligible Persons (selected by the Board in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

2. Vesting and Forfeiture.

The Board shall set forth, in an Award Agreement granting RSUs, the terms and conditions under which the Participant’s interest in the Shares subject to RSUs will become vested and non-forfeitable.  Except as set forth in the applicable Award Agreement or as the Board otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Corporation shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Laws.

3. Certificates for Restricted Shares.

Unless otherwise provided in an Award Agreement, the Corporation shall hold certificates representing Restricted Shares and dividends (whether in Shares or cash) that accrue with respect to them until the restrictions lapse, and the Participant shall provide the Corporation with appropriate stock powers endorsed in blank.  The Participant’s failure to provide such stock powers within ten days after a written request from the Corporation shall entitle the Board to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.

4. Issuance of Shares upon Vesting.

As soon as practicable after vesting of a Participant’s right to receive Shares underlying RSUs, the Corporation shall deliver to the Participant, free from vesting restrictions, one Share free of the vesting restriction for each vested RSU, unless an Award Agreement provides otherwise and subject to Section IV(D) regarding withholding of taxes.  No fractional Shares shall be distributed, and cash shall be paid in lieu thereof.

IV. MISCELLANEOUS

A. ADJUSTMENTS DUE TO STOCK SPLITS, MERGERS, CONSOLIDATION, ETC.

If, at any time, the Corporation shall take any action, whether by stock dividend, stock split, combination of shares or otherwise, which results in a proportionate increase or decrease in the number of shares of common stock theretofore issued and outstanding, the number of shares which are reserved for issuance under the Plan and the number of shares which, at such time, are subject to options, issuances or RSU Awards shall, to the extent deemed appropriate by the Board or Committee, be increased or decreased in the same proportion, provided, however, that the Corporation shall not be obligated to issue fractional shares.

Likewise, in the event of any change in the outstanding shares of common stock by reason of any recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other corporate change, the Board or Committee shall make such substitution or adjustments, if any, as it deems to be appropriate, as to the number or kind of shares of common stock or other securities which are reserved for issuance under the Plan and the number of shares or other securities which, at such time are subject to Options, issuances or RSU Awards.

B. EFFECTIVE DATE AND TERM OF PLAN

1. The Plan shall become effective on March 23, 2010, provided that no Incentive Options may be granted unless the Plan is first approved by Herley’s stockholders.  The Board may grant options, issue shares and grant awards under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

2. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding options, issuances or RSU Awards in connection with a Corporate Transaction.  All options, unvested stock issuances and unvested RSU Awards outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing those options, issuances or RSU Awards.

C. AMENDMENT OF THE PLAN

The Board or Committee shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, except for those persons ineligible to participate.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to options, unvested stock issuances or unvested RSU Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.  In addition, certain amendments may require stockholder approval pursuant to Applicable Laws.

D. WITHHOLDING

The Corporation’s obligation to deliver shares of common stock upon the exercise of any options, upon the issuance of shares issued under the Plan or upon the vesting of RSUs awarded under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

E. REGULATORY APPROVALS

The implementation of the Plan, the granting of any options under the Plan, the issuance of any shares of common stock (i) upon the exercise of any option or (ii) under the Stock Issuance and Restricted Stock Unit Program shall be subject to the Corporation’s obtaining all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, the shares of common stock issued pursuant to it, and the RSUs awarded under it.

F. NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

Applicable Laws shall mean the legal requirements relating to the administration of options and share-based plans under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

Award shall mean any award made, in writing or by an electronic medium, pursuant to the Plan.

Award Agreement shall mean any written document setting forth the terms of an Award that has been authorized by the Board. The Board shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

Board shall mean the Corporation’s Board of Directors.

Change of Control shall mean:

(i) any person who is not currently such becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) three or more directors, whose election or nomination for election is not approved by a majority of the Incumbent Board (as defined in the Plan), are elected within any single 12-month period to serve on the Board of Directors; or

(iii) members of the Incumbent Board cease to constitute a majority of the Board of Directors without the approval of the remaining members of the Incumbent Board; or

(iv) any merger (other than a merger where the Company is the survivor and there is no accompanying change in control under subparagraphs (i), (ii) or (iii) of this paragraph), consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean the Corporation’s common stock, $.10 par value.

Consultant shall mean any person (other than an Employee or Director), including an advisor, who is engaged by the Corporation to render services and is compensated for such services.

Continuous Service shall mean a Participant’s period of service in the absence of any interruption or termination, as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Corporation policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) transfers between locations of the Corporation. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Corporation. The Board shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).

Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

Corporation shall mean Kratos Defense & Security Solutions, Inc., a Delaware corporation.

Director shall mean a member of the Board.

Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances. Disability shall be deemed to constitute Permanent Disability in the event that such Disability is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

Eligibility. Incentive Options may only be granted to Employees other than the Chairman, Chief Executive Officer and directors.

Eligible Person shall have the meaning set forth in Section I(D) of this Plan.

Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the option shall have been exercised.

Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

Fair Market Value per share of common stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the common stock is at the time traded on the NASDAQ Global or Capital Market, then the Fair Market Value shall be the closing selling price per share of common stock on the date in question, as the price is reported by the National Association of Securities Dealers on the NASDAQ Global or Capital Market. If there is no closing selling price for the common stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the common stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of common stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the common stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the common stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the common stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ Capital Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

Grant Date shall mean the date of grant of the option as specified in the Grant Notice or the date of award of the RSU as specified in the Award Agreement, as applicable.

Grant Notice shall mean the Notice of Grant of Stock Option or Notice of RSU Award accompanying the Agreement, pursuant to which the Optionee or Participant has been informed of the basic terms of the option evidenced hereby.

Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Employee Director shall have the meaning provided under Rule 16(b) or any successor rule under the 1934 Act.

Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Option Agreement shall mean the option agreement issued pursuant to the Grant Notice.

Option Shares shall mean the number of shares of common stock subject to the option.

Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Permitted Transfer shall mean (i) a gratuitous transfer of the Purchased Shares, provided and only if Optionee obtains the Corporation’s prior written consent to such transfer, (ii) a transfer of title to the Purchased Shares effected pursuant to Optionee’s will or the laws of intestate succession following Optionee’s death or (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Optionee in connection with the acquisition of the Purchased Shares.

Plan shall mean the Corporation’s 2010 Stock Plan.

Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Purchase Agreement shall mean the stock purchase agreement pursuant to the Grant Notice.

Restriction Period shall have the meaning set forth in Section III(B)(1) of this Plan.

Restricted Share Unit or RSU shall mean a right granted to a Participant to receive Shares or cash upon the lapse of restrictions imposed under Section III(B) of this Plan.

Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee.

Share shall mean a share of Common Stock of the Corporation, as adjusted in accordance with Section IV(A) of this Plan.

Stock Exchange shall mean the NASDAQ Global Market System, American Stock Exchange or the New York Stock Exchange.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Unrestricted Shares shall mean Shares (without restrictions) awarded pursuant to Section III(B) of this Plan.

Vesting Commencement Date shall mean the date on which the Option Shares commence to vest as specified in the Grant Notice.

Vesting Schedule shall mean the vesting schedule specified in the Grant Notice pursuant to which the Optionee is to vest in the Option Shares in a series of installments over his or her period of Service.

Herley Industries, Inc. 2010 Stock Plan Form of RSU Agreement

HERLEY INDUSTRIES, INC.

2010 STOCK PLAN

Notice of Grant of Restricted Stock Units

and Restricted Stock Unit Award Agreement

Kratos Defense & Security Solutions, Inc. (the “Company”) hereby awards you Restricted Stock Units (“RSUs”), subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement” or “Award”) and in the Herley Industries, Inc. 2010 Stock Plan (the “Plan”).  A copy of the Plan is attached as Exhibit A.  Terms capitalized in this Award Agreement have the meaning defined in the Plan (or in this Award Agreement, if defined herein).

This Award is conditioned on your execution of this Award Agreement within twenty days after the Grant Date specified in Section 1 below.  By executing this Award Agreement, you irrevocably agree that all your rights under this Award will be determined solely and exclusively by reference to the Plan’s terms and conditions, subject to the provisions set forth below.  As a result, you should not execute this Award Agreement until you have (i) carefully considered the terms and conditions of the Plan and this Award (including all of the attached Exhibits), and (ii) consulted with your personal legal and tax advisors about all of these documents.

1.               Grant Terms.  Your RSUs have the following terms:

Name of Participant	[NAME]

Number of Shares Subject to Award	[NUMBER OF SHARES]

Purchase Price per Share (if applicable)	Not applicable.

Grant Date	[GRANT DATE]

Vesting Schedule

Subject to Sections 4 and 5 of this Award Agreement, to Plan Section III and to any other relevant Plan provisions:

[e.g., Your Award will vest with respect to                            (      %) of the RSUs under this Award on each one year anniversary date (each a “Vesting Date”) of the Grant Date, provided that you continue to provide service as an Employee to the Company on each applicable Vesting Date.]

Accelerated Vesting	Not allowed.

2.               Company’s Obligation.  Each RSU represents the right to receive a Share on the Vesting Date.

(a)                      Unless and until the RSUs vest according to the schedule set forth in Section 1, you have no right to receive Shares under the RSUs.

(b)                     Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company with respect to any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

(c)                      Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.               Payment After Satisfaction of Vesting Restrictions.  As soon as practicable after the Vesting Date, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU.  Payment is subject to Section 8.

4.               Forfeiture upon Termination of Continuous Service.  If your Continuous Service terminates for any reason, any unvested RSUs awarded by this Award immediately will be forfeited without any payment to you.  This Award shall be canceled and become automatically null and void immediately thereafter, but only to the extent your RSUs have not vested, pursuant to Section 1 above, on or before the date your Continuous Service ends.  This Section 4 is subject to the terms of any employment agreement between you and the Company (and/or any Affiliate) in effect when your Continuous Service terminates.

5.               Change in Control.  In the event that a Change in Control occurs prior to the termination of the vesting schedule specified herein, RSUs vested as of the effective date of the Change in Control shall be settled by the Company through the issuance of Shares immediately prior to the effective date of the Change in Control.

6.               Payments after Death.  In the absence of a designation of beneficiary, any distribution or delivery to be made to you under this Award Agreement, if you are then deceased, will be made to the administrator or executor of your estate, who must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.  RSUs not vested as of your death shall be forfeited at no cost to the Company.

7.               Grant is Not Transferable.  Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred (whether by operation of law or otherwise) without the prior written consent of the Committee, except to the limited extent provided in Section 6.  Further, your rights under this Award Agreement will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

8.               Taxes.

(a)                      Code Section 409A.  Notwithstanding anything to the contrary in this Award Agreement, if you are a “specified employee” (as determined in accordance with Code Section 409A and related Treasury guidance and related Treasury guidance and regulations) and a payment under this Award Agreement would be subject to additional taxes and interest under Section 409A of the Code, then any such payment that you would otherwise be entitled to receive during the first six months following the date of your “separation from service” (as determined in accordance with Section 409A of the Code and related Treasury guidance and regulations) from the Company shall be accumulated and paid on the date that is six (6) months and one (1) day following the date of your separation from service, or if earlier, upon your death.

(b)                     Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Award (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.

(c)                      Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to you, unless and until you have made satisfactory arrangements (as determined by the Company) with respect to the payment of income, employment and other taxes which the Company determines must be withheld or otherwise remitted to the government with respect to such Shares.

(d)                     To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to you.

(e)                      If you fail to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable RSUs otherwise are scheduled to vest pursuant to this Award Agreement, you will forfeit permanently such RSUs and any right to receive Shares thereunder, and the RSUs will be returned to the Company at no cost to the Company.

(f)                        The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

9.               No Effect on Employment.  By executing this Award Agreement, you acknowledge and agree that (i) your employment with the Company is on an at-will basis only; (ii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate or change the terms of your employment, service, or consulting relationship at any time, with or without Cause; and (iii) the Company would not have granted this Award to you but for these acknowledgements and agreements.

10.         Additional Conditions to Issuance of Stock.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

11.         Investment Purposes.  By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

12.         Securities Law Restrictions.  Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

13.         Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

14.         Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

15.         Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.         Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means.  By signing this Award Agreement, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.         Notices.

(a)                      Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by mail, addressed to you at the last address that the Company had for you on its records.  Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

(b)                     Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at 4820 Eastgate Mall, San Diego, California 92121; Attn: Stock Administration.

(c)                      Each party may, from time to time, specify a new address for delivery of notices relating to this Award Agreement by providing written notice to the other party hereto, delivered electronically, personally, or by mail.

18.         Binding Agreement.  Except as otherwise provided in this Award Agreement or in the Plan, and subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors and assigns.

19.         Entire Agreement.  This Award Agreement and Plan constitute the entire understanding of the parties on the subjects covered.  You expressly warrant that you are not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.

20.         Modifications.  This Award Agreement and Plan may be modified or amended at any time, in accordance with the Plan.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement without your additional consent as it deems necessary or advisable, in its sole discretion, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award.

21.         Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

22.         Plan Administrator Authority.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and this award.  The Plan Administrator has the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested).  No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

23.         Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

24.        Eligibility.  By signing this Award Agreement, you represent that you were not an employee of the Company or any of its Subsidiaries on March 30, 2011.  If the foregoing representation is not accurate, this Award Agreement and the RSUs granted hereunder shall retroactively lapse as of the date hereof and automatically be null and void without any payment to you therefore and you shall have no rights whatsoever with respect to this Award Agreement or the RSUs subject to this Award Agreement.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is made under and governed by the terms and conditions of this Award Agreement and the Plan.

GRANTEE:

Date:
[NAME]

KRATOS DEFENSE &
SECURITY SOLUTIONS, INC.:

Date:
Eric M. DeMarco, President
and Chief Executive Officer

Exhibit A

HERLEY INDUSTRIES, INC.

2010 STOCK PLAN

Plan Document

(attached under this page)